Exhibit 3.2

CERTIFICATE OF AMENDMENT

OF THE

CERTIFICATE OF INCORPORATION

OF

CLACENDIX, INC.

CLACENDIX, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY:

1.	The second sentence of Article FOURTH of the certificate of incorporation of the Corporation is hereby amended to read as follows:

“The number of shares of Common Stock authorized to be issued is 750,000,000, with a par value of $.001 per share, and the number of shares of Preferred Stock authorized to be issued is 1,000,000, with a par value of $.001 per share.”

2.	The aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 141, 228 and 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Certificate of Incorporation to be signed by Patrick E. Delaney, its Chief Financial Officer, this 14th day of July, 2008.

\s\ Patrick E. Delaney
Patrick E. Delaney
Chief Financial Officer